Free Writing Prospectus to Preliminary Pricing Supplement No. 18,156

Registration Statement Nos. 333-293641; 333-293641-01

Dated August 20, 2026; Filed pursuant to Rule 433

Morgan Stanley

1.25-Year SPX Enhanced Buffered Jump Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement, tax supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	December 3, 2027
Underlying index:	S&P 500® Index (“SPX”)
Payment at maturity:

●If the final index value is at or above the downside threshold level:

$1,000 + the upside payment

●If the final index value is below the downside threshold value:

$1,000 + [$1,000 × (index percent change + 15%) × downside factor]

In this scenario, the payment at maturity will be less than the stated principal amount of $1,000, and could be zero.

Fixed upside payment:	$78.50 per security (7.85% of the stated principal amount)
Downside threshold value:	85% of the initial index value
Downside factor:	1.1765
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Buffer amount:	15%
Final index value:	The index closing value on the valuation date
Valuation date:	November 30, 2027, subject to postponement for non-index business days and certain market disruption events
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	August 31, 2026
Original issue date:	September 3, 2026 (3 business days after the pricing date)
CUSIP/ISIN:	61781DXT0 / US61781DXT08
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226040871/ms18156_424b2-27450.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Underlying Index	Return on the Securities
+100.00%	7.85%
+80.00%	7.85%
+60.00%	7.85%
+40.00%	7.85%
+20.00%	7.85%
+10.00%	7.85%
+7.85%	7.85%
+5.00%	7.85%
0.00%	7.85%
-5.00%	7.85%
-15.00%	7.85%
-16.00%	-1.176%
-20.00%	-5.882%
-40.00%	-29.412%
-60.00%	-52.941%
-80.00%	-76.471%
-100.00%	-100.000%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return or any of your principal.

●The appreciation potential is fixed and limited.

●You will not benefit from the fixed upside payment if the final index value is below the downside threshold value.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the securities is not linked to the value of the underlying index at any time other than the valuation date.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●Investing in the securities is not equivalent to investing in the underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is $972.00 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities offered by the accompanying preliminary pricing supplement are uncertain.

Risks Relating to the Underlying Index

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

●Adjustments to the underlying index could adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.